Exhibit 99.1

FOR IMMEDIATE RELEASE

February 17, 2015

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2014

Gillette, Wyo, February 17, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the fourth quarter and full year 2014.

	Quarter Ended		Year Ended
(in millions, except per share and per ton amounts)	12/31/14	12/31/13	12/31/14	12/31/13
Adjusted EBITDA(1)	$71.6	$62.1	$201.9	$218.6
Net income	$5.7	$13.9	$79.0	$52.0

Adjusted EPS(1)	$0.26	$0.30	$0.19	$0.73
Diluted EPS	$0.09	$0.23	$1.29	$0.85
Average cost per ton sold	$9.32	$10.04	$10.19	$10.23

Shipments — owned and operated mines (tons)	23.3	21.7	85.9	86.0

Asian exports (tons)	0.8	1.1	4.0	4.7

(1)     Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

2014 Highlights and Recent Developments

•                  Adjusted EBITDA of $201.9 million compared to $218.6 million for 2013.  Fourth quarter Adjusted EBITDA was $71.6 million for 2014 compared to $62.1 million for 2013.

•                  Improved shipments for the fourth quarter of 23.3 million tons resulting in full year shipments of 85.9 million tons as mine operations were able to increase production as rail service improved.

•                  Operating cost controls resulted in a reduction in full year cost per ton to $10.19 in 2014 from $10.23 in 2013.  Fourth quarter cost per ton was $9.32 for 2014 compared to $10.04 for 2013.

•                  Available liquidity of $721 million, including cash and investments of $168.7 million at December 31, 2014.  During 2014, cash flow from operations totalled $98.2 million.

•                  During 2014, completed transactions to strengthen the balance sheet, improve long-term cash flow, and enhance export opportunities:

•                  Reduced long-term debt by $100 million, refinanced $200 million of senior notes at favorable interest rates, and extended the maturity from 2017 to 2024;

•                  Entered into new five year $500 million revolving credit facility that matures in February 2019.  Subsequently, amended the revolving credit facility to further relax certain financial covenants, including the net secured leverage ratio and net cash interest expense coverage ratio;

•                  Secured approval from the Wyoming Department of Environmental Quality to release and self-bond $200 million of reclamation surety bonds;

•                  Terminated the Tax Receivable Agreement (“TRA”) with Rio Tinto and extinguished the undiscounted liability of $103.6 million for a payment of $45.0 million, resulting in a pre-tax gain of $58.6 million;

•                  Divested our 50 percent share of the Decker Mine, reducing asset retirement liabilities by $72.2 million, receiving an option for up to 7.7 million tons of export capacity at the proposed Millennium Bulk Terminal, resulting in a pre-tax gain of $74.3 million; and

•                  Increased our committed export capacity at the fully-utilized Westshore Terminal, the lowest cost of the two existing cape-size ports in the Pacific Northwest for PRB exports to Asia.

Colin Marshall, President and Chief Executive Officer, commented, “I am pleased with our financial and operational performance this year in the face of a challenging external environment.  Particularly impressive was the mines’ ability to reduce costs and control capital expenditures despite rail constraints, which reduced our shipments throughout the year.  As a result, we were able to deliver Adjusted EBITDA slightly above our updated third quarter guidance and finish the year with a strong cash position.  While 2015 will hold challenges for U.S. coal producers, I am confident Cloud Peak Energy is well positioned to successfully navigate this environment.”

Health and Safety Record

During 2014, our nearly 1,400 full-time mine site employees suffered 12 reportable injuries resulting in a 2014 Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.79, an increase from the full year 2013 rate of 0.59.  During 2014, we had 182 MSHA inspector days at our mines and were issued 19 substantial and significant citations with fines totaling $21,483.

Consolidated Business Results

	Quarter Ended		Year Ended
(in millions, except per share amounts)	12/31/14	12/31/13	12/31/14	12/31/13
Total tons sold	23.4	22.7	87.1	89.1
Total revenue	$341.8	$353.2	$1,324.0	$1,396.1
Net income	$5.7	$13.9	$79.0	$52.0
Adjusted EBITDA(1)	$71.6	$62.1	$201.9	$218.6
Adjusted EPS(1)	$0.26	$0.30	$0.19	$0.73

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/14	12/31/13	12/31/14	12/31/13
Tons sold	23.3	21.7	85.9	86.0
Revenue	$304.3	$289.1	$1,132.0	$1,137.5
Realized price per ton sold	$12.86	$13.16	$13.01	$13.08
Average cost of product sold per ton	$9.32	$10.04	$10.19	$10.23
Adjusted EBITDA(1)	$70.2	$56.2	$197.0	$202.0

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Throughout 2014, our domestic coal shipments were negatively impacted by the performance of the railroads, which reduced our shipments to 85.9 million tons compared to our contracted position of over 90 million tons.  In the fourth quarter, we started to see some improvement in railroad performance, particularly in the Southern PRB, resulting in shipments of 23.3 million tons for the quarter compared to 21.7 million tons in 2013.  Customers are continuing to rebuild their stockpiles from low inventories resulting in improved shipments early in 2015.

Revenue from our Owned and Operated Mines segment decreased slightly in 2014 compared to 2013 due primarily to a slightly lower average realized price per ton sold.  Spot prices were lower for indexed tons sold during 2014 as a result of the weak coal markets throughout the year.

Underlying cost per ton was $10.10 for 2014, excluding the $0.09 impact of the $7.5 million third quarter accrual for past production taxes.  Operating costs were reduced as the mines focused on reducing overburden movement in line with lower shipments and lowering variable costs while containing other controllable costs.  Costs were also reduced as we moved out of a higher cost pit at Cordero Rojo Mine, benefitted from lower explosives pricing, and reduced our use of outside contractors by bringing work in house.

Execution of our plan to reduce production at Cordero Rojo Mine proceeded well during 2014.  Cordero Rojo Mine has started 2015 running at its new annual rate of approximately 28 million tons with a reduced workforce and smaller equipment base.  Mobile equipment is being redeployed; a shovel has been transferred from Cordero Rojo Mine to Antelope Mine and a dragline is planned to be moved soon.  Transfers of employees between sites and normal attrition have allowed us to complete the reduction without any layoffs.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year Ended
(in millions)	12/31/14	12/31/13	12/31/14	12/31/13
Total tons delivered	1.1	1.3	5.1	5.5
Asian export tons	0.8	1.1	4.0	4.7
Revenue	$46.1	$62.7	$224.9	$265.9
Cost of product sold (delivered tons)	$53.6	$63.7	$242.0	$261.2
Adjusted EBITDA(1)	$(0.4)	$5.2	$4.1	$11.4

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

The volume of Asian export deliveries through Westshore Terminal decreased by 14 percent in 2014 compared to 2013.  Shipments were impacted by rail service issues.  Additionally, we sought to only deliver on committed contracts and did not seek additional sales at the prevailing low export prices.  Along with weak international market prices for seaborne coal, this resulted in lower revenue in 2014.  The decrease in revenue from our international logistics customers was partially offset by a higher volume of domestic logistics deliveries in 2014 compared to 2013.

Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $27.0 million in 2014, including $8.1 million in the fourth quarter.  Demurrage costs were unusually high in the fourth quarter as rail interruptions slowed deliveries to Westshore Terminal causing delays in loading vessels.

Balance Sheet and Cash Flow

Cash flow from operations totaled $98.2 million for 2014 as compared to $180.7 million for 2013.  Cash from operations in 2014 was reduced by $14 million of refinancing costs, $45 million to terminate the TRA and $4 million in oil hedge premiums.  Capital expenditures (excluding capitalized interest) were $19.9 million, of which $1.2 million was financed under capital leases.  We also paid $37 million to acquire additional port capacity at Westshore Terminal and made payments of $69 million for the West Antelope II LBA with the final payment obligation in 2015.

Cash and cash equivalents as of December 31, 2014 were $168.7 million and our total available liquidity was $720.8 million.  At December 31, 2014, there were no borrowings under our revolving credit facility or the accounts receivable securitization program.  In January 2015, we renewed our accounts receivable securitization program for another three years and extended the maturity to January 2018.

During the year, we strengthened our balance sheet with several transactions.  We refinanced our 2017 Senior Notes, extending the maturity to 2024, lowering the interest rate, and repaying $100 million.  We divested our 50 percent interest in the Decker Mine, which enabled us to release $72.2 million of asset retirement obligations.  We terminated the TRA with Rio Tinto removing the $103.6 million undiscounted liability from our balance sheet.  With the fall in oil prices, we have also entered into additional oil hedging transactions.  These will effectively lock-in a benefit of approximately $24 million to our Adjusted EBITDA and cash flow in 2015 compared to 2014.

Outlook

During the fourth quarter of 2014, we saw improved performance from the railroads, and we are optimistic the investments the railways are making will allow this improvement to continue in 2015.  Our mines are well positioned with equipment, manpower, and inventory to meet demand.  Customers are continuing to rebuild low coal inventories and with recovering rail performance, we are hoping to see improvement in market fundamentals later in 2015.  Because of the low shipments in 2014, approximately 3 million tons of contracted sales will be carried over to the first half of 2015.

The increased natural gas production and current mixed winter have led to a drop in natural gas prices and an increase in coal and gas inventories.  This has recently put downward pressure on coal and gas prices.  However, we are experiencing some help with fuel costs due to the large drop in oil prices and would expect the rapid slowdown in drilling that is occurring in many U.S. oil and gas fields could lead to increased pricing for gas.  The level of cooling demand this summer will also have an impact on coal and gas pricing in the second half of the year.

For 2015, we currently expect total U.S. coal demand to be lower than 2014 due to low natural gas prices and some plant closures resulting from the Mercury and Air Toxics Standards (“MATS”) regulation.  Customers rebuilding inventories and increased utilization from existing operating units will partially offset these declines.  Additionally, our customers will benefit from lower oil prices through reduced rail fuel surcharges, which should make their coal burning plants more economical.  While we expect total U.S. demand to decline, we are forecasting that PRB demand should be relatively stable for 2015 compared to 2014.

For 2015, we have committed to sell 80 million tons from our three mines.  Of this committed production, 72 million tons are under fixed-price contracts with a weighted-average price of $12.92 per ton.  During the fourth quarter, we contracted, fixed prices on, and carried over approximately 14 million tons for 2015 deliveries with an average price of approximately $12.17 per ton.  The pricing we received reflects product mix and the weak market prices during the quarter.

For 2016, we have currently committed to sell 47 million tons from our three mines.  Of this committed production, 38 million tons are under fixed-price contracts with a weighted-average price of $13.75 per ton.

Internationally, we continue to see growing demand for PRB coal and logistics services from our Asian customers.  For 2014, China’s electric generation grew an estimated 5 percent, with all of the growth coming from hydroelectric and nuclear power while thermal generation remained flat for the year.  Thermal coal imports into China, which includes lignite, were 175 million tonnes for 2014, up 2 million tonnes over 2013 levels.  Although uncertainty regarding China’s economic growth rates, environmental regulations, and the strong U.S. dollar are creating headwinds, we expect growing demand in Asia for coal, together with reduced capital investments by producers, will eventually overcome the current oversupply.  However, current international prices remain low, and as a result, we have worked with our logistics partners to reduce expected second quarter exports by approximately 550,000 tons.  Consequently we now expect full year export shipments through Westshore Terminal of approximately 5.8 million tons.  For 2015, a key driver of our Adjusted EBITDA will be the price we achieve for our export sales and logistics services.  We are working to maximize our sales price relative to the Newcastle index, minimizing our take or pay exposure, recognizing lower fuel surcharges on rail rates, and realizing our hedge position to minimize our logistics loss.

We anticipate that capital expenditures will be higher in 2015 than 2014.  The dragline move from our Cordero Rojo Mine to our Antelope Mine will cost approximately $20 million in 2015.  The final West Antelope II LBA installment payment of $69 million will be made in 2015.  Cash interest is expected to normalize at approximately $41 million and total interest expense is expected to be approximately $46 million.

“We continue our focus on matching our production with the market demand as we reduce production this year at the Cordero Rojo Mine.  We will stay focused on controlling costs without underinvesting in the maintenance of our equipment.  I am confident that our strong balance sheet with lower liabilities and good liquidity will allow us to work through these difficult markets,” commented Marshall.  “We will continue to look for opportunities to reduce losses on exports as we wait for international markets to improve so we can benefit from our increased terminal capacity.”

2015 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2015 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three owned and operated mines(1)	78 – 82 million tons
Committed sales with fixed prices	Approximately 72 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.92 per ton
Adjusted EBITDA(2)	$110 - $160 million
Net interest expense	Approximately $46 million
Depreciation, depletion and accretion	$115 - $125 million
Capital expenditures(3)	$50 - $70 million
Committed federal coal lease payments	$69 million

(1)    Inclusive of intersegment sales.

(2)    Non-GAAP financial measure; please see definition below in this release.

(3)    Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on February 17, 2015 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (877) 415-3186 (domestic) or (857) 244-7329 (international) and entering pass code 14022774.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering pass code 98708818.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2015 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance; (2) expected development of future export terminal capacity and increased access to existing or future capacity; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the EIA and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity; (13) anticipated improvements in rail performance; (14) anticipated benefits of recent depressed oil prices; and (15) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species (including the potential listing of the greater sage-grouse as a threatened species) or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; and (q) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of the IPO and Secondary Offering and the termination of the TRA in August 2014, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine, and (4) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our Company that may not be shown solely by period-to-period comparisons of net income (loss).  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$341,791	$353,234	$1,324,044	$1,396,097
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	263,806	282,703	1,094,211	1,136,318
Depreciation and depletion	30,079	24,934	112,022	100,523
Accretion	3,070	3,094	15,136	15,342
Derivative financial instruments	8,247	30	(7,805)	(25,611)
Selling, general and administrative expenses	13,115	13,424	50,201	53,066
Other operating costs	1,067	2,183	2,739	4,077
Total costs and expenses	319,384	326,368	1,266,504	1,283,715
Gain on sale of Decker Mine interest	—	—	(74,262)	—
Operating income	22,407	26,865	131,802	112,382

Other income (expense)
Interest income	37	97	259	440
Interest expense	(12,652)	(11,847)	(77,160)	(41,665)
Tax agreement benefit (expense)	—	—	58,595	(10,515)
Other, net	60	(81)	(202)	2,423
Total other income (expense)	(12,555)	(11,831)	(18,508)	(49,317)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	9,852	15,035	113,294	63,065
Income tax benefit (expense)	(4,205)	(1,118)	(34,913)	(11,629)
Earnings from unconsolidated affiliates, net of tax	18	(16)	579	535
Net income	5,665	13,901	78,960	51,971

Other comprehensive income
Postretirement medical plan amortization of prior service costs	247	444	989	1775
Postretirement medical plan adjustment	(5,564)	10,794	(5,564)	10,824
Decker pension adjustments	—	3,199	—	3,199
Write-off of prior service costs related to Decker Mine pension	—	—	3,183	—
Income tax on retiree medical plan and pension adjustments	1,785	(5,127)	372	(5,616)
Other comprehensive income	(3,532)	9,310	(1,020)	10,182
Total comprehensive income	$2,133	$23,211	$77,940	$62,153

Earnings per common share attributable to controlling interest:

Basic	$0.09	$0.23	$1.30	$0.86
Diluted	$0.09	$0.23	$1.29	$0.85
Weighted-average shares outstanding - basic	60,894	60,773	60,826	60,652
Weighted-average shares outstanding - diluted	61,289	61,350	61,295	61,161

CLOUD PEAK ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$168,745	$231,633
Investments in marketable securities	—	80,687
Accounts receivable	86,838	74,068
Due from related parties	227	742
Inventories, net	79,802	80,144
Deferred income taxes	21,670	18,326
Derivative financial instruments	17,111	26,420
Other assets	9,840	19,541
Total current assets	384,233	531,561

Noncurrent assets
Property, plant and equipment, net	1,589,138	1,654,014
Port access contract rights	53,780	9,520
Goodwill	35,634	35,634
Deferred income taxes	56,468	91,361
Other assets	40,665	35,335
Total assets	$2,159,918	$2,357,425

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$52,035	$59,046
Royalties and production taxes	126,212	131,917
Accrued expenses	52,213	41,463
Current portion of tax agreement liability	—	13,504
Current portion of federal coal lease obligations	63,970	58,958
Other liabilities	1,632	2,513
Total current liabilities	296,062	307,401

Noncurrent liabilities
Tax agreement liability, net of current portion	—	90,091
Senior notes	498,480	596,974
Federal coal lease obligations, net of current portion	—	63,970
Asset retirement obligations, net of current portion	216,241	246,081
Accumulated postretirement benefit obligation, net of current portion	50,276	38,862
Other liabilities	11,025	11,997
Total liabilities	1,072,084	1,355,376

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,434 and 61,296 shares issued and 61,022 and 60,896 outstanding at December 31, 2014 and December 31, 2013, respectively)	610	609
Treasury stock, at cost (432 shares and 400 shares at December 31, 2014 and December 31, 2013, respectively)	(6,243)	(5,667)
Additional paid-in capital	568,022	559,602
Retained earnings	536,744	457,784
Accumulated other comprehensive income (loss)	(11,299)	(10,279)
Total equity	1,087,834	1,002,049
Total liabilities and equity	$2,159,918	$2,357,425

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$78,960	$51,971	$173,720
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	112,022	100,523	94,575
Accretion	15,136	15,342	13,189
Earnings from unconsolidated affiliates, net of tax	(579)	(535)	(1,556)
Distributions of income from unconsolidated affiliates	2,250	2,000	1,023
Deferred income taxes	31,921	13,860	42,210
Gain on sale of Decker Mine interest	(74,262)	—	—
Tax agreement expense (benefit)	(58,595)	10,515	(29,000)
Equity-based compensation expense	7,966	8,016	11,796
Derivative mark-to-market (gains) losses	(7,805)	(25,611)	(22,754)
Cash received (paid) on derivative financial instrument settlements	24,672	12,976	11,244
Prepaid premiums on derivative financial instruments	(3,950)	—	—
Non-cash interest expense related to early retirement of debt and refinancings	7,338	—	—
Other	12,017	12,256	11,795
Changes in operating assets and liabilities:
Accounts receivable	(12,825)	1,874	18,632
Inventories, net	(4,218)	1,709	(9,077)
Due to or from related parties	515	819	(1,090)
Other assets	14,588	(3,981)	(4,486)
Accounts payable and accrued expenses	(756)	3,540	(32,137)
Tax agreement liability	(45,000)	(23,459)	(25,097)
Asset retirement obligations	(1,221)	(1,075)	(5,632)
Net cash provided by (used in) operating activities	98,174	180,740	247,355

Investing activities
Acquisition of Youngs Creek and CX Ranch coal and land assets	—	—	(300,377)
Purchases of property, plant and equipment	(18,719)	(46,780)	(53,550)
Cash paid for capitalized interest	(4,133)	(33,230)	(50,119)
Investments in marketable securities	(8,159)	(64,357)	(67,576)
Maturity and redemption of investments	88,845	64,011	62,463
Investment in port access contract rights	(39,260)	(2,160)	(7,360)
Investment in development projects	(3,522)	(4,087)	(29)
Return of restricted cash	—	—	71,244
Partnership escrow deposit	—	—	(4,470)
Return of partnership escrow	—	4,468	—
Other	(1,687)	117	1,909
Net cash provided by (used in) investing activities	13,365	(82,018)	(347,865)

Financing activities
Principal payments on federal coal leases	(58,958)	(63,191)	(102,198)
Issuance of senior notes	200,000	—	—
Repayment of senior notes	(300,000)	—	—
Payment of deferred financing costs	(14,755)	(1,039)	—
Other	(714)	(550)	(3,841)
Net cash provided by (used in) financing activities	(174,427)	(64,780)	(106,039)

Net increase (decrease) in cash and cash equivalents	(62,888)	33,942	(206,549)
Cash and cash equivalents at beginning of period	231,633	197,691	404,240
Cash and cash equivalents at end of period	$168,745	$231,633	$197,691

Supplemental cash flow disclosures
Interest paid	$50,330	$69,478	$84,201
Income taxes paid (refunded)	$(6,874)	$11,419	$27,017
Supplemental noncash investing and financing activities
Non-cash interest capitalized	$69	$3,994	$7,845
Capital expenditures included in accounts payable	$2,144	$1,957	$4,579
Assets acquired under capital leases	$1,209	$10,222	$—
Port access contract rights acquired in sale of Decker Mine interest	$5,000	$—	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$5.7	$13.9	$79.0	$52.0
Interest income	—	(0.1)	(0.3)	(0.4)
Interest expense	12.7	11.8	77.2	41.7
Income tax (benefit) expense	4.2	1.1	34.9	11.6
Depreciation and depletion	30.1	24.9	112.0	100.5
EBITDA	52.6	51.7	302.8	205.3
Accretion	3.1	3.1	15.1	15.3
Tax agreement expense (benefit)(1)	—	—	(58.6)	10.5
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	8.2	—	(7.8)	(25.6)
Inclusion of cash amounts received (paid)(3)(4)	7.8	7.3	24.7	13.0
Total derivative financial instruments	16.0	7.3	16.9	(12.6)
Gain on sale of Decker Mine interest	—	—	(74.3)	—
Adjusted EBITDA	$71.6	$62.1	$201.9	$218.6

(1)                                 Changes to related deferred taxes are included in income tax expense.

(2)                                 Fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)                                 Cash amounts received and paid reflected within operating cash flows.

(4) Excludes premiums paid at contract inception during the period	$4.0	$—	$4.0	$—

Adjusted EPS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Diluted earnings per common share	$0.09	$0.23	$1.29	$0.85
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering	—	—	(0.73)	0.01
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	0.09	—	(0.08)	(0.27)
Inclusion of cash amounts received (1)	0.08	0.08	0.25	0.14
Total derivative financial instruments	0.17	0.08	0.17	(0.13)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—	—	0.14	—
Exclusion of non-cash interest for deferred finance fee write-off	—	—	0.08	—
Total refinancing transaction	—	—	0.22	—
Gain on sale of Decker Mine interest	—	—	(0.76)	—
Adjusted EPS	$0.26	$0.30	$0.19	$0.73
Weighted-average dilutive shares outstanding (in millions)	61.3	61.4	61.3	61.2

(1) Excludes per share impact of premiums paid at contract inception during the period	$0.04	$—	$0.04	$—

Adjusted EBITDA by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Owned and Operated Mines
Adjusted EBITDA	$70.2	$56.2	$197.0	$202.0
Depreciation and depletion	(26.8)	(26.7)	(107.6)	(98.9)
Accretion expense	(2.9)	(2.6)	(11.7)	(11.0)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(11.5)	0.1	(13.6)	(0.3)
Inclusion of cash amounts (received) paid (1)	0.4	(0.4)	2.3	0.3
Total derivative financial instruments	(11.1)	(0.3)	(11.3)	—
Other	(0.1)	(0.1)	(0.3)	(2.6)
Operating income	29.3	26.5	66.1	89.5
Logistics and Related Activities
Adjusted EBITDA	(0.4)	5.2	4.1	11.4
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	3.3	(0.2)	21.4	26.0
Inclusion of cash amounts (received) paid	(8.1)	(6.9)	(27.0)	(13.2)
Total derivative financial instruments	(4.8)	(7.1)	(5.6)	12.8
Other	—	—	(0.1)	(0.1)
Operating income (loss)	(5.2)	(1.8)	(1.6)	24.1
Corporate and Other
Adjusted EBITDA	1.5	1.1	2.1	6.0
Depreciation and depletion	(3.3)	1.8	(4.5)	(1.6)
Accretion	(0.2)	(0.5)	(3.4)	(4.3)
Gain on sale of Decker Mine interest	—	—	74.3	—
Other	—	0.3	—	(0.5)
Operating income (loss)	(2.0)	2.7	68.5	(0.4)
Eliminations
Adjusted EBITDA	0.3	(0.5)	(1.2)	(0.8)
Operating (loss)	0.3	(0.5)	(1.2)	(0.8)
Consolidated operating income	22.4	26.9	131.8	112.4
Interest income	—	0.1	0.3	0.4
Interest expense	(12.7)	(11.8)	(77.2)	(41.7)
Tax agreement expense	—	—	58.6	(10.5)
Other, net	0.1	(0.2)	(0.2)	2.4
Income tax expense	(4.2)	(1.1)	(34.9)	(11.6)
Earnings from unconsolidated affiliates, net of tax	—	—	0.6	0.6
Net income	$5.7	$13.9	$79.0	$52.0

(1) Excludes premiums paid at contract inception during the period	$4.0	$—	$4.0	$—

Due to the tabular presentation of rounded amounts, totals may reflect insignificant rounding differences.

Tons Sold

	Q4	Q3	Q2	Q1	Q4	Q3	Year	Year
(in thousands)	2014	2014	2014	2014	2013	2013	2014	2013
Mine
Antelope	9,035	8,239	8,085	8,288	7,945	7,952	33,647	31,354
Cordero Rojo	9,276	8,535	8,551	8,447	9,027	10,054	34,809	36,671
Spring Creek	5,018	4,763	3,953	3,710	4,765	5,140	17,443	18,009
Decker (50% interest)	—	422	385	272	483	489	1,079	1,519
Total	23,329	21,959	20,974	20,716	22,220	23,635	86,978	87,552